Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 033-52903) pertaining to the Stewart & Stevenson 401 (k) Savings Plan of our report dated June 3, 2004, with respect to the financial statements and schedule of the Stewart & Stevenson 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Houston, Texas
June 18, 2004